UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2007

CRAY INC.
(Exact name of registrant as specified in its charter)

Washington	0-26820	93-0962605
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 First Avenue South, Suite 600 Seattle, WA	98104-2860
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 701-2000
Registrant’s facsimile number, including area code: (206) 701-2500

None
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d- 2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e- 4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Under Rule 10b5- 1, directors, officers and employees may adopt written pre-arranged stock trading plans when they are not in possession of material non-public information in order to diversify their investment portfolios and make market trades of our common stock regardless of any material, non-public information they may receive after adopting their plans. The actual transactions by directors and executive officers under these plans will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. As a matter of policy, we do not report on Rule 10b5-1 plans entered into by non-executive officers or other employees.

On December 19, 2006, we issued shares of restricted stock to executive officers and other officers and senior managers pursuant to a shareholder approved plan, including Kenneth W. Johnson, Senior Vice President and General Counsel. The restrictions on Mr. Johnson’s shares lapse in part on November 15, 2007, and in part on May 15, 2008, and upon each such lapse he will be deemed to have received wage income and be subject to federal withholding obligations. Mr. Johnson has entered into a Rule 10b5-1 plan to permit sales of 1,200 shares of our common stock after each of the restrictions lapse in order to generate sufficient cash to cover those withholding obligations; he is retaining ownership of a majority of his restricted stock award. All sales will be in the open market at prevailing market prices. His plan terminates no later than May 30, 2008.

By reports on Form 8-K filed on March 27, 2007, and June 7, 2007, we described Rule 10b5-1 plans with respect to certain shares of restricted stock vesting on June 30, 2007, held by certain named executive officers. All sales covered by those plans have been completed.

________________

The information in Item 7.01 is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

August 21, 2007

Cray Inc.

By:	/s/ Kenneth W. Johnson

Kenneth W. Johnson Senior Vice President and General Counsel